Exhibit 99
FOR IMMEDIATE RELEASE

CONTACT:
Jon S. Bennett
Vice President and
Chief Financial Officer
THE MAJESTIC STAR CASINO, LLC
(702) 388-2224

THE MAJESTIC STAR CASINO, LLC ANNOUNCES
SECOND QUARTER 2007 RESULTS

August 7, 2007, Las Vegas, NV - The Majestic Star Casino, LLC today released financial results for the three- and six-month periods ended June 30, 2007. The Majestic Star Casino, LLC and its subsidiaries (collectively, the “Company”) operate two adjacent dockside gaming facilities (“Majestic Star” and “Majestic Star II” and together the “Majestic Properties”) located in Gary, Indiana, and two Fitzgeralds brand casinos located in Tunica, Mississippi (“Fitzgeralds Tunica”) and Black Hawk, Colorado (“Fitzgeralds Black Hawk”).

Consolidated Results: Three-Month Period Ended June 30, 2007

The Company’s net revenues for the three-month period ended June 30, 2007 were $92.9 million, an increase of $7.3 million, or 8.6%, from the same period in 2006. Casino revenues increased $6.2 million, or 6.9%, to $96.1 million. The Majestic Properties contributed an increase in net and casino revenues of $6.8 million and $7.7 million, respectively. During the second quarter the Majestic Properties continued to be aggressive with marketing and promotions in order to drive casino volumes and enhance customer loyalty. At Fitzgeralds Tunica, we experienced higher net revenues of $1.2 million and lower casino revenues of $1.0 million, and at Fitzgeralds Black Hawk, net and casino revenues decreased by $0.6 million and $0.5 million, respectively, all of which is further described below.

The Company expects to report a net loss of $3.9 million compared to a net loss of $2.7 million for the same period in 2006. The $1.2 million increase in net loss from the three months ended June 30, 2006 was mainly due to increased operating expenses totaling $8.2 million, primarily from casino, room, food and beverage, advertising and promotion, and gaming tax expenses, and an $0.8 million loss related to the sale and write-down of obsolete slot machines. Higher interest expense also contributed $0.5 million to the increase in net loss.

For the three-month period ended June 30, 2007, adjusted EBITDA (defined as earnings before interest, taxes, depreciation, amortization, and other non-operating expenses (which is primarily non-usage fees on the credit facility) and certain non-recurring charges) was $20.3 million, compared to adjusted EBITDA of $20.1 million in the same period last year, an increase of $0.2 million, or 0.9%. Company wide adjusted EBITDA margin for the second quarter of 2007 was 21.8% compared to 23.5% in the prior year. The table at the end of this press release reconciles net income (loss) to EBITDA and adjusted EBITDA. See the detailed explanation below as to the usefulness and limitations of using EBITDA and adjusted EBITDA as financial measures.

Consolidated Results: Six-Month Period Ended June 30, 2007

The Company’s net revenues for the six-month period ended June 30, 2007 were $184.6 million, a decrease of $0.9 million, or 0.5%, from the same period in 2006. Casino revenues decreased $2.6 million, or 1.3%, to $191.3 million. The Majestic Properties contributed an increase in net and casino revenues of $0.5 million and $3.1 million, respectively, as a consequence of the aggressive marketing and promotions mentioned above. We experienced lower net and casino revenues at Fitzgeralds Black Hawk of $1.3 million and $1.4 million, respectively, and at Fitzgeralds Tunica casino revenues declined $4.2 million, while net revenues were flat with the prior year, all of which is further described below.

The Company expects to report a net loss of $8.6 million compared to net income of $1.0 million for the same period in 2006. The $9.6 million decline in net income was again due to increased operating expenses of $8.0 million, with the principal increases coming in the areas of casino, food and beverage, and advertising and promotional expenses, and a loss on sale and write-down of slot machines. A $0.9 million increase in interest expense also contributed to our net loss.

For the six-month period ended June 30, 2007, adjusted EBITDA was $38.8 million, compared to adjusted EBITDA of $46.3 million in the same period last year, a decrease of $7.5 million, or 16.1%. The Company wide adjusted EBITDA margin was 21.0% compared to 25.0% in the prior year.

Total cash and cash equivalents at June 30, 2007 was $27.6 million as compared to $25.5 million at December 31, 2006. Total debt outstanding at June 30, 2007 was $607.6 million compared to $597.1 million at December 31, 2006. The Company had $26.9 million available on its $80.0 million credit facility at June 30, 2007.

Majestic Star and Majestic Star II (“Majestic Properties”)

The Majestic Properties’ net revenues increased from $56.1 million in the second quarter of 2006 to $62.9 million in the second quarter of 2007, and from $125.6 million in the six-month period ended June 30, 2006 to $126.1 million in the same period in 2007. Increases in net revenues were due to improved casino, and food and beverage revenues, offset by higher promotional allowances. Casino revenues improved $7.7 million, or 13.3%, to $65.8 million in the second quarter of 2007 and $3.1 million, or 2.4%, to $132.3 million in the six-month period ended June 30, 2007. The increase in casino revenues in the second quarter of 2007, as compared to the prior year quarter, resulted in part from a $3.9 million improvement in table games revenue primarily due to a 54.3% increase in table games handle. In May 2007 we opened a new baccarat room which has enhanced our table games volumes from Asian customers. A 2.7% increase in slot machine coin-in along with a slightly higher hold percentage resulted in a $3.4 million increase in slot revenue. Poker revenues also increased $0.4 million. The increase in casino revenues of $3.1 million in the six-month period ended June 30, 2007, as compared to the same period in 2006, was mainly due to a 15.9% increase in table games handle. In addition, poker revenue increased $0.8 million in the six-month period ended June 30, 2007. Food and beverage revenues increased $2.6 million, or 291.2%, to $3.5 million in the second quarter of 2007 and $4.2 million, or 199.0%, to $6.3 million in the six-month period ended June 30, 2007. The improvement in food and beverage revenues resulted from our taking over the restaurant operations within the Buffington Harbor pavilion on February 1, 2007. These food operations were previously operated by a third party. Partially offsetting our greater casino, and food and beverage revenues were higher promotional allowances of $4.0 million, or an 81.8% increase, to $8.9 million in the second quarter of 2007 and $7.4 million, or a 75.8% increase to $17.2 million in the six-month period ended June 30, 2007. Management has been aggressive with promotions in order to drive casino volumes and enhance customer loyalty.

Adjusted EBITDA decreased in the three- and six-month periods ended June 30, 2007 to $15.2 million and $29.7 million, respectively, from $15.4 million and $35.2 million, respectively, in the same periods last year. In the three- and six-month periods ended June 30, 2007, the adjusted EBITDA margins were 24.1% and 23.6%, respectively, compared to 27.4% and 28.1% in the similar prior year periods. In computing adjusted EBITDA in the three and six-months ended June 30, 2007, the Company is adding back approximately $0.8 million of losses related to the sale and write-down of obsolete slot machines.

Fitzgeralds Tunica

Fitzgeralds Tunica’s net revenues increased to $22.4 million in the second quarter of 2007 from $21.2 million in the same quarter last year. Net revenues for the six-month period ended June 30, 2007 came in at $42.9 million, which was flat with the prior year. Casino revenues declined to $21.9 million in the second quarter of 2007 from $22.9 million in the second quarter of 2006 and to $42.0 million in the six-month period ended June 30, 2007 from $46.3 million in the same period last year. The decline in casino revenues is attributable to the implementation of downloadable promotional credits on the property’s slot machines. The property does not recognize slot revenues as these promotional credits are played. The impact to slot revenues in the three- and six-month periods ended June 30, 2007 was $2.2 million and $4.4 million, respectively, when compared to the prior year periods. The property continues to show improved table games handle, which increased 26.2% over the prior year second quarter and 27.0% over the first six months of last year. Table game win percentages continue to fluctuate. While the property’s table game win percentage improved 1.4% in the second quarter, we are still down 3.3% from the prior year six month period. Promotional allowances declined $1.7 million from the second quarter of 2006 and $4.0 million from the first half of 2006 due to the elimination of the majority of cash coupons redeemed at the casino. The previously mentioned downloadable promotional credit program has replaced our cash coupon program. Room revenues for the six-month period ending June 30, 2007, as compared to the year earlier period, declined $0.3 million primarily due to a hotel room remodel project, which was not completed until April 2007.

EBITDA for the three-month period ended June 30, 2007 increased to $4.7 million from $4.1 million in the year earlier period and EBITDA margin increased to 21.0% from 19.3%. For the six-month period ended June 30, 2007, EBITDA decreased to $8.2 million from $9.9 million in the year earlier period and the EBITDA margin declined from 23.1% to 19.2%. The decrease in EBITDA and the EBITDA margin in the six-month period ended June 30, 2007 resulted primarily from a low win percentage in table games and increased casino bad debts, particularly in the table games department, junket costs, expenses associated with producing our direct mail, and player development events. These increased expenses were offset by a decline in gaming tax expense due to lower casino revenues, with lower casino revenues being attributable to downloadable promotional credits.

Fitzgeralds Black Hawk

Fitzgeralds Black Hawk’s net revenues were $7.6 million and $15.6 million, respectively, for the three- and six-month periods ended June 30, 2007 down $0.6 million and $1.3 million as compared to the year earlier period. These declines in net revenues directly resulted from declines in casino revenue of $0.5 million and $1.4 million, respectively, in the three- and six-month periods ended June 30, 2007. Part of the decrease during the second quarter of 2007 resulted from reduced traffic flow from repaving and rock mitigation work on Highway 6 (the main highway) into Black Hawk, which closed the road until 3:30 PM daily during the weekdays from April 30 to May 25. Also, our revenues continue to be impacted by the improved facilities and marketing efforts of our competitors.

EBITDA for the three- and six- month periods ended June 30, 2007 declined $0.4 million and $0.5 million, respectively, from the year earlier period to $2.1 million and $4.4 million, respectively. EBITDA margin for the second quarter of 2007 was 28.0% as compared to 30.8% for the year earlier period. For the six months ended June 30, 2007, as compared to the year earlier period, EBITDA margin percentage decreased from 28.7% to 28.0%, respectively.

Forward Looking Statements

This press release contains forward-looking statements. Forward-looking statements include the words, “may,” “will,” “would,” “could,” “likely,” “estimate,” “intend,” “plan,” “continue,” “believe,” “expect” or “anticipate” and other similar words and include all discussions about our acquisition and development plans. We do not guarantee that the transactions and events described in this press release will happen as described or that any positive trends noted in this press release will continue. The forward-looking statements contained in this press release generally relate to our plans, objectives and expectations for future operations and are based upon management’s reasonable estimates of future results or trends. Although we believe that our plans and objectives reflected in or suggested by such forward-looking statements are reasonable, we may not achieve such plans or objectives. You should read this press release completely and with the understanding that actual future results may be materially different from what we expect. We will not update forward-looking statements even though our situation may change in the future.

Specific factors that might cause actual results to differ from our expectations, or may cause us to modify our plans and objectives, include, but are not limited to, our significant indebtedness; the availability and adequacy of our cash flow to meet our requirements, including payment of amounts due under our $80.0 million credit facility, our 9 ½% senior secured notes and our 9 ¾% senior notes; increased competition in existing markets or the opening of new gaming jurisdictions; failure to meet the financial covenants contained in the Loan and Security Agreement for the $80.0 million credit facility, causing an event of default under the $80.0 million credit facility and a cross default to the 9 ½% senior secured notes and 9 ¾% senior notes; changes or developments in laws, regulations or taxes in the casino and gaming industry, including increases in or new taxes imposed on gaming revenues and gaming devices, or admission taxes; union related issues; our failure to obtain, delays in obtaining or the loss of any licenses, permits or approvals, including gaming and liquor licenses, permits or approvals, or our failure to obtain an unconditional renewal of any such licenses, permits or approvals on a timely basis; adverse determinations of issues related to disputed taxes; other adverse conditions, such as adverse economic conditions in the Company’s markets, changes in general customer confidence or spending, increased fuel and transportation costs, or travel concerns that may adversely affect the economy in general and/or the casino and gaming industry in particular; the ability to fund capital improvements and development needs from existing operations, available credit, or new financing; factors relating to the current state of world affairs and any further acts of terrorism or any other destabilizing events in the United States or elsewhere; and other factors disclosed from time to time in filings we make with the Securities and Exchange Commission (“SEC”) or otherwise.

For more information on these and other factors, see the Company’s Form 10-K for the year ended December 31, 2006 and its other current and periodic reports filed with the SEC.

All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this press release and in our reports filed with the SEC. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur.

The Company makes available free of charge its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. In addition, you may obtain a copy of such filings at www.sec.gov or from the applicable web site, www.majesticstar.com or www.fitzgeralds.com.

Inquiries for additional information should be directed to Jon S. Bennett, Vice President and Chief Financial Officer, at (702) 388-2224.

The Company will hold a conference call to discuss its second quarter earnings results at 11:00 a.m. Eastern Time on Wednesday, August 8, 2007. The call can be accessed by calling (877) 366-0713. Until August 15, 2007, a complete replay of the conference call can be accessed by dialing (800) 355-2355, pass code 55271#.

Consolidated Statements of Operations, Operating Results by Entity and Reconciliations of Net Income (Loss) to EBITDA and Adjusted EBITDA by Property and in Total

Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
OPERATING REVENUES:
Casino	$96,137,813	$89,942,156	$191,268,373	$193,827,647
Rooms	3,049,522	2,848,379	5,594,467	5,612,771
Food and beverage	6,911,077	3,963,758	12,786,332	8,318,834
Other	2,018,884	1,659,685	3,901,360	3,407,695
Gross revenues	108,117,296	98,413,978	213,550,532	211,166,947
Less promotional allowances	15,212,342	12,856,823	28,951,959	25,691,658
Net operating revenues	92,904,954	85,557,155	184,598,573	185,475,289

OPERATING COSTS AND EXPENSES:
Casino	23,156,182	20,542,370	46,814,819	43,473,047
Rooms	1,019,652	421,991	2,091,836	1,606,195
Food and beverage	2,787,142	2,160,821	5,498,920	4,277,193
Other	480,076	231,415	983,197	489,480
Gaming taxes	22,158,447	20,031,927	44,466,391	44,455,255
Advertising and promotion	5,907,800	4,388,475	11,356,033	8,538,620
General and administrative	13,676,275	14,237,026	27,615,185	29,265,561
Corporate expense	1,748,592	1,901,961	3,471,794	3,719,665
Economic incentive tax - City of Gary	1,712,176	1,545,025	3,465,765	3,352,014
Depreciation and amortization	8,031,727	7,847,099	16,201,379	15,619,848
Loss (gain) on sale of assets	820,288	10,686	808,563	(4,304)
Total operating costs and expenses	81,498,357	73,318,796	162,773,882	154,792,574

Operating income	11,406,597	12,238,359	21,824,691	30,682,715

OTHER INCOME (EXPENSE):
Interest income	161,869	86,310	374,046	222,377
Interest expense	(13,718,142)	(13,434,812)	(27,296,832)	(26,748,701)
Interest expense - debt pushed down
from Majestic Holdco	(1,762,465)	(1,575,896)	(3,446,879)	(3,070,254)
Other non-operating expense	(15,806)	(23,955)	(50,471)	(51,203)
Total other expense	(15,334,544)	(14,948,353)	(30,420,136)	(29,647,781)

Net (loss) income	$(3,927,947)	$(2,709,994)	$(8,595,445)	$1,034,934

See notes at the end of this report.

Operating Results by Entity
(Unaudited)

	For The Three Months Ended		For The Six Months Ended
(in thousands)	June 30,		June 30,
	2007	2006	2007	2006
Net revenues:
Majestic Properties	$62,864	$56,064	$126,088	$125,575
Fitzgeralds Tunica	22,406	21,237	42,926	42,970
Fitzgeralds Black Hawk	7,635	8,256	15,585	16,930
Total	$92,905	$85,557	$184,599	$185,475

Operating income (loss):
Majestic Properties	$9,657	$10,274	$19,367	$25,139
Fitzgeralds Tunica	2,024	1,907	2,875	5,586
Fitzgeralds Black Hawk	1,505	1,988	3,115	3,730
Corporate (1)	(1,779)	(1,931)	(3,532)	(3,772)
Total	$11,407	$12,238	$21,825	$30,683

Net income (loss)
Majestic Properties	$9,777	$10,307	$19,666	$25,424
Fitzgeralds Tunica	2,040	1,919	2,904	5,634
Fitzgeralds Black Hawk	1,515	1,984	3,128	3,709
Corporate (1)	(17,260)	(16,920)	(34,293)	(33,732)
Total	$(3,928)	$(2,710)	$(8,595)	$1,035

EBITDA
Majestic Properties	$14,339	$15,352	$28,900	$35,244
Fitzgeralds Tunica	4,713	4,091	8,234	9,916
Fitzgeralds Black Hawk	2,134	2,544	4,364	4,862
Corporate (1)	(1,748)	(1,902)	(3,472)	(3,719)
Total	$19,438	$20,085	$38,026	$46,303

Adjusted EBITDA
Majestic Properties	$15,159	$15,352	$29,720	$35,244
Fitzgeralds Tunica	4,713	4,091	8,234	9,916
Fitzgeralds Black Hawk	2,134	2,544	4,364	4,862
Corporate (1)	(1,748)	(1,902)	(3,472)	(3,719)
Total	$20,258	$20,085	$38,846	$46,303

See notes at the end of this report.

Operating Results by Entity (continued)
(Unaudited)

	For The Three Months Ended		For The Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Operating margin
Majestic Properties	15.4%	18.3%	15.4%	20.0%
Fitzgeralds Tunica	9.0%	9.0%	6.7%	13.0%
Fitzgeralds Black Hawk	19.7%	24.1%	20.0%	22.0%
Total	12.3%	14.3%	11.8%	16.5%

EBITDA margin
Majestic Properties	22.8%	27.4%	22.9%	28.1%
Fitzgeralds Tunica	21.0%	19.3%	19.2%	23.1%
Fitzgeralds Black Hawk	28.0%	30.8%	28.0%	28.7%
Total	20.9%	23.5%	20.6%	25.0%

Adjusted EBITDA margin
Majestic Properties	24.1%	27.4%	23.6%	28.1%
Fitzgeralds Tunica	21.0%	19.3%	19.2%	23.1%
Fitzgeralds Black Hawk	28.0%	30.8%	28.0%	28.7%
Total	21.8%	23.5%	21.0%	25.0%

Expenditure for additions to long-lived assets (in thousands)
Majestic Properties	$3,364	$761	$4,528	$2,927
Fitzgeralds Tunica	1,562	835	5,611	1,337
Fitzgeralds Black Hawk	3,814	701	4,666	1,190
Corporate	26	118	49	123
Total	$8,766	$2,415	$14,854	$5,557

See notes at the end of this report.

EBITDA (and adjusted EBITDA) are presented solely as a supplemental disclosure because management believes that they are widely used measures of operating performance in the gaming industry, and a principal basis for valuation of gaming companies. Management defines EBITDA as earnings before interest, taxes, depreciation and amortization, and non-operating charges. Adjusted EBITDA is defined as EBITDA adjusted for certain non-recurring charges. Management uses EBITDA and adjusted EBITDA measures to compare operating results among properties and between accounting periods. The use of EBITDA and adjusted EBITDA is specifically relevant in evaluating large, long-lived hotel and casino projects because the measure provides a perspective on the current effects of operating decisions separate from substantial, non-operating depreciation, financing costs and other non-routine charges of such projects. Additionally, management believes that some investors and lenders consider EBITDA and adjusted EBITDA to be useful measures in determining the Company’s ability to service or incur debt and for estimating the Company’s underlying financial performance before capital costs, taxes, capital expenditures and other non-routine costs. The Loan and Security Agreement (“Agreement”) governing the Company’s $80.0 million credit facility, as amended, requires that the Company maintain certain minimum EBITDA levels as defined in the Agreement. Other companies may calculate EBITDA and adjusted EBITDA differently. EBITDA and adjusted EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance, as an alternative to cash flow from operating activities, as a measure of liquidity, or as any other measure determined in accordance with generally accepted accounting principles of the United States of America. The Company has significant uses of cash including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA and adjusted EBITDA.

Reconciliations of net income (loss) to EBITDA and adjusted EBITDA are presented below.

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA by Property and in Total (Unaudited)

	For The Three Months Ended		For The Six Months Ended
	June 30,		June 30,
(in thousands)	2007	2006	2007	2006

Majestic Properties
Net income	$9,777	$10,307	$19,666	$25,424
Interest income	(121)	(35)	(302)	(133)
Interest expense	1	2	3	(152)
Depreciation and amortization	4,682	5,078	9,533	10,105
EBITDA	$14,339	$15,352	$28,900	$35,244
Loss on disposal of slot machines	820	-	820	-
Adjusted EBITDA	$15,159	$15,352	$29,720	$35,244

Fitzgeralds Tunica
Net income	$2,040	$1,919	$2,904	$5,634
Interest income	(16)	(12)	(28)	(48)
Depreciation and amortization	2,689	2,184	5,358	4,330
EBITDA/Adjusted EBITDA	$4,713	$4,091	$8,234	$9,916

Fitzgeralds Black Hawk
Net income	$1,515	$1,984	$3,128	$3,709
Interest income	(11)	-	(14)	-
Interest expense	-	4	-	21
Depreciation and amortization	630	556	1,250	1,132
EBITDA/Adjusted EBITDA	$2,134	$2,544	$4,364	$4,862

Corporate
Net loss	$(17,260)	$(16,920)	$(34,293)	$(33,732)
Interest income	(14)	(39)	(30)	(41)
Interest expense	15,479	15,004	30,741	29,950
Depreciation and amortization	31	29	60	53
Other non-operating expense	16	24	50	51
EBITDA/Adjusted EBITDA	$(1,748)	$(1,902)	$(3,472)	$(3,719)

Consolidated
Net (loss) income	$(3,928)	$(2,710)	$(8,595)	$1,035
Interest income	(162)	(86)	(374)	(222)
Interest expense	15,480	15,010	30,744	29,819
Depreciation and amortization	8,032	7,847	16,201	15,620
Non-operating expenses	16	24	50	51
EBITDA	$19,438	$20,085	$38,026	$46,303
Loss on disposal of slot machines	820	-	820	-
Adjusted EBITDA	$20,258	$20,085	$38,846	$46,303

See notes at the end of this report.

Notes:

(1)	Corporate expenses reflect payroll, benefits, travel and other costs associated with our corporate staff and are not allocated to the properties.